                          SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement              / / Confidential, for use of the
/X/ Definitive Proxy Statement                   Commission only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6 (e) (2))
/ / Soliciting Material Pursuant to
    Rule 14a-11 (c) or Rule 14a-12

                           SUPREME INDUSTRIES, INC.
------------------------------------------------------------------------------
              (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6 (i) (4) and 0-11
    (1)  Title of each class of securities to which transaction applies.
    (2)  Aggregate number of securities to which transaction applies.
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set fourth the amount on which the filing fee is calculated and state how it was determined.)
    (4)  Proposed maximum aggregate value of transaction.
    (5)  Total fee paid.

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and indentify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid.
    (2)  Form, Schedule or Registration Statement No.
    (3)  Filing Party.
    (4)  Date Filed.

                        SUPREME INDUSTRIES, INC.
                          65140 U.S. 33 East
                             P.O. Box 237
                          Goshen, IN  46526
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held April 29, 1997


To Shareholders of
SUPREME INDUSTRIES, INC.:

The annual meeting of shareholders of Supreme Industries, Inc.
(the "Company") will be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana on April 29, 1997 at 10:00 a.m. Eastern Standard Time for the following purposes:

1. To elect nine directors to serve until the next annual meeting of shareholders and until their respective successors shall be elected and qualified;

2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

Information regarding matters to be acted upon at this meeting is contained in the accompanying Proxy Statement. Only shareholders of record at the close of business on February 28, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, sign, and return promptly the enclosed proxy in the accompanying addressed envelope for which postage is prepaid. You may revoke the proxy at any time before the commencement of the meeting.


                                      By Order of the Board of Directors


Goshen, Indiana                       William J. Barrett
March 15, 1997                        Secretary


IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

                         SOLICITATION OF PROXIES

This Proxy Statement and accompanying Proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Supreme Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana, 10:00 a.m. Eastern Standard Time on April 29, 1997, or at any adjournment thereof. The Notice of Meeting, the form of Proxy, and this Proxy Statement are being mailed to the Company's shareholders on or about March 15, 1997.

The expense of proxy solicitation will be borne by the Company. Although solicitation is to be made primarily through the mails, the Company's officers and/or employees and those of its transfer agent may solicit proxies by telephone or personal contact, but in such event no additional compensation will be paid by the Company for such solicitation. Further, brokerage firms, fiduciaries, and others may be requested to forward solicitation material regarding the meeting to beneficial owners of the Company's common stock, and in such event the Company will reimburse them for all accountable costs so incurred.

A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 1996, is being mailed with this Proxy Statement to all such shareholders entitled to vote, but does not form any part of the information for solicitation of proxies.


                     RECORD DATE AND VOTING SECURITIES

The Board of Directors of the Company has fixed the close of business on February 28, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 7,980,535 shares of Class A Common Stock and 1,402,975 shares of Class B Common Stock of the Company issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting with respect to matters upon which both classes of Common Stock are entitled to vote.


                    ACTION TO BE TAKEN AND VOTE REQUIRED

Action will be taken at the meeting to elect a Board of Directors and to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors. The proxy will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors named herein, and otherwise in accordance with the judgment of the persons designated as proxies. Any person executing the enclosed proxy may nevertheless revoke it at any time prior to the actual voting thereof by filing with the Secretary of the Company either a written instrument expressly revoking it or a duly executed proxy bearing a later date. Furthermore, such person may nevertheless elect to attend the meeting and vote in person, in which event, the proxy will be suspended.

The Company's Certificate of Incorporation authorizes two classes of $.10 par value Common Stock (designated Class A and Class B) as well as one class of $1.00 par value preferred stock. No shares of the preferred stock are outstanding. In voting on all matters expected to come before the meeting, a shareholder of either Class A or Class B Common Stock will be entitled to one vote, in person or by proxy, for each share held in his name on the record date, except that the holders of Class A Common Stock shall be entitled to elect that number (rounded down) of directors equal to the total number of directors to be elected divided by three, i.e., three directors, and the holders of Class B Common Stock shall be entitled to elect the remaining directors. The election of three directors by the holders of the Class A Common Stock requires the affirmative vote of a majority of the shares of Class A Common Stock represented in person or by proxy at a meeting at which a majority of the outstanding Class A shares is present. The Company's Certificate of Incorporation prohibits cumulative voting. Ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, at the annual meeting.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tabulation sets forth the names of those persons who are known to Management to be the beneficial owners as of February 28, 1997 of more than five percent of the Company's Class A or Class B Common Stock. Such tabulation also sets forth the number of shares of the Company's
Class A or Class B Common Stock beneficially owned as of February 28, 1997 by all of the Company's directors and nominees (naming them) and all directors and officers of the Company as a group (without naming them). Persons having direct beneficial ownership of the Company's Common Stock possess the sole voting and dispositive power in regard to such stock.
Class B Common Stock is freely convertible on a one-for-one basis into an equal number of shares of Class A Common Stock, and ownership of Class B shares is deemed to be beneficial ownership of Class A shares under Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. As of February 28, 1997, there were 7,980,535 Class A shares and 1,402,975 Class B shares outstanding.

The following tabulation also includes Class A shares covered by options granted under the Company's 1992 Stock Option Plan, which options are collectively referred to as "Stock Options". The Stock Options have no voting or dividend rights.


                                           Amount and Nature
Name and Address                             of Beneficial        Percent
of Beneficial Owner       Title Class          Ownership        of Class (1)
Massachusetts Mutual
  Life Ins. Co.             Class A            761,992              9.5%
1295 State Street
Springfield, MA  01111

MassMutual Corporate
  Investors                 Class A            536,049              6.7%
1295 State Street
Springfield, MA  01111

Pioneering Management
  Corporation               Class A            737,440              9.2%
60 State Street
Boston, MA  02109

Wilen Management
  Corporation               Class A            470,407              5.9%
2360 West Joppa Road
Lutherville, MD  21093

Wellington Management
  Company                   Class A            401,377              5.0%
75 State Street
Boston, MA  02109

Thomas Cantwell             Class A            574,001 (6)          6.8%
3949 Ann Arbor Dr.          Class B            474,257             33.8%
Houston, TX  77063

Herbert M. Gardner          Class A            571,438 (3)(6)       6.9%
26 Braodway, Suite 815      Class B            352,705 (3)         25.1%
New York, NY  10004

William J. Barrett          Class A            820,646 (4)(6)       9.8%
26 Braodway, Suite 815      Class B            403,998 (4)         28.8%
New York, NY  10004

Omer G. Kropf               Class A            389,273 (2)          4.9%
16500 County Road 38
Goshen, IN  46526


Robert J. Campbell          Class A             99,173 (5)(6)       1.2%
1304 Summit Avenue          Class B             33,392              2.4%
Suite 2
Plano, TX  75074

Rice M. Tilley, Jr.         Class A             18,943 (2)            *
3200 Bank One Tower
500 Throckmorton
Fort Worth, TX  76102

Robert W. Wilson            Class A             30,703 (2)            *
16500 County Road 38
Goshen, IN  46526

H. Douglas Schrock          Class A             61,966 (2)            *
P.O. Box 65
New Paris, IN  46553

Rick L. Horn                Class A              7,333 (2)            *
16500 County Road 38
Goshen, IN  46526

All directors and
  officers as a group       Class A          2,573,476 (6)          27.8%
  of (9) persons            Class B          1,264,352              90.1%

*  Less than 1%


(1) The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In making these calculations, shares beneficially owned by a person as a result of the ownership of Stock Options, or ownership of Class B Common Stock, were deemed to be currently outstanding solely with respect to the holders of such notes, options or Class B shares.

(2) Includes the number of Class A Shares set forth opposite the persons named in the following table, which shares are beneficially owned as a result of the ownership of Stock Options under the Company's 1992 Stock Option Plan.


                                 Incentive        Nonstatutory
                               Stock Options      Stock Options
Omer G. Kropf                      27,500              -0-
Rice M. Tilley, Jr.                 -0-               11,000
Robert W. Wilson                    5,500              -0-
H. Douglas Schrock                  -0-               11,000
Rick L. Horn                        7,333              -0-
All directors and officers
  as a group                       40,333             22,000


(3) Includes 6,246 shares of Class A Common Stock and 36,565 shares of Class B Common Stock owned by Mr. Gardner's wife. Mr. Gardner has disclaimed beneficial ownership of these shares.

(4) Includes 52,779 shares of Class A Common Stock and 6,365 shares of Class B Common Stock owned by Mr. Barrett's wife. Mr. Barrett has disclaimed beneficial ownership of these shares.

(5) Includes 272 shares of Class A Common Stock owned beneficially by Mr. Campbell's wife, as custodian for their children. Mr. Campbell has disclaimed beneficial ownership of these shares.

(6) Includes the number of shares of Class A Common Stock which are deemed to be beneficially owned as a result of ownership of shares of Class B Common Stock, which Class B shares are freely convertible on a one-for-one basis into Class A shares.

Depositories such as The Depository Trust Company (Cede & Company) as of February 28, 1997 held, in the aggregate, more than 5% of the Company's then outstanding Class A voting shares. The Company understands that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof. The Company has no reason to believe that any of such beneficial owners hold more than 5% of the Company's outstanding voting securities.

                         ELECTION OF DIRECTORS


Nine directors are to be elected at the annual meeting of shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees shown below for the term of one year and until their successors are duly elected and have qualified. The Company's Board of Directors is currently comprised of nine members. Of the persons named below, Messrs. Tilley, Schrock, and Horn have been nominated for election by the holders of Class A Common Stock, and the remaining persons have been nominated for election by the holders of Class B Common Stock.

Messrs. Gardner, Barrett, Kropf and Wilson were the executive officers of
the Company as of December 31, 1996.   Officers are elected annually by the
Board of Directors at the Annual Meeting of Directors held immediately following the Annual Meeting of Shareholders. Except as otherwise noted below, each of the Company's executive officers has served as such since 1979.

Although it is not contemplated that any nominee will be unable to serve as a director, in such event the proxies will be voted by the holders thereof for such other person as may be designated by the current Board of Directors. The Management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office, and to the knowledge of Management, the nominees intend to serve the entire term for which election is sought.

There are no family relationships by blood, marriage, or adoption between any director or executive officer, except Mr. Schrock who is Mr. Barrett's brother-in-law. Mr. Rice Tilley is a member of the law firm of Law, Snakard & Gambill, a Professional Corporation, which performed legal services for the Company during 1996.

Only nine nominees for director are named, even though the Company's bylaws allow a maximum of fifteen, since the proposed size of the board is deemed adequate to meet the requirements of the Board of Directors. The proxies given by the Class A Shareholders cannot be voted for more than three persons and the proxies given by Class B shareholders cannot be voted for more than six persons. The information set forth below with respect to each of the nominees has been furnished by each respective nominee.

                                           Served as
                                           Executive      Positions With
Name, Age, and Business Experience       Officer Since        Company
Herbert M. Gardner, 57                       1979         Chairman of the
Senior Vice President of Janney                           Board, President
Montgomery Scott Inc., investment
bankers, since 1978; Chairman of the
Board of the Company since 1979;
Shelter Components Corporation,
Director, a supplier to the
manufactured housing and recreational
vehicle industries;  Nu Horizons
Electronics Corporation, Director, an
electronic component distributor;
Transmedia Network, Inc., Director,
a company that markets a charge card
offering savings to the company's card
members at participating restaurants
and also provides savings on the
purchase of certain other products and
services; Hirsch International
Corporation, Director, importer of
computerized embroidery machines,
supplies, and developer of embroidery
machine application software and
provider of other value-added services
to the embroidery industry; TGC
Industries, Inc., Director, a company
engaged in the geophysical services
industry; Chase Packaging Corporation,
Director, a specialty agriculture
packaging products company; The Western
Systems Corporation, Director, a company seeking to redeploy its cash assets through suitable investments and business combinations.

Omer G. Kropf, 55                            1984         Executive Vice
Executive Vice President of the Company                   President
since August 1985; President and Chief
Executive Officer of Supreme Corporation, a subsidiary of the Company, since
January 19, 1984; President of a
specialized truck body manufacturing
company from 1974 through 1983, the
predecessor of Supreme Corporation.

William J. Barrett, 57                       1979         Secretary and
Senior Vice President of Janney                           Assistant Treasurer
Montgomery Scott Inc., investment
bankers, since 1966; Secretary and
Assistant Treasurer of the Company and
a Director since 1979; Esmor Correctional
Services, Inc., Director, private
management and operation of secure and
non-secure corrections and detention
facilities for federal, state and local
corrections agencies; Frederick's of
Hollywood, Inc., Director, an apparel
marketing company; Shelter Components
Corporation, Director, a supplier to
the manufactured housing and recreational vehicle industries; TGC Industries, Inc.,
Director, a company engaged in the
geophysical services industry; Chase
Packaging Corporation, Director, a
specialty agriculture packaging
products company; The Western Systems
Corporation, Director, a company
seeking to redeploy its cash assets
through suitable investments and
business combinations.


Robert W. Wilson, 52                         1990         Executive Vice
Treasurer, Executive Vice President, and                  President, Treasurer
Chief Financial Officer of the Company                    and Chief Financial
since December  1992; Vice President of                   Officer
Finance of Supreme Corporation since 1988;
Senior Auditor Price Waterhouse LLP, 1969 through 1973; Controller Riblet Products
Inc., 1973 through 1979; and Vice President
Riblet Products Inc., 1979 through 1988.

Robert J. Campbell, 65                       1979         None
Vice Chairman and Chief Executive Officer of TGC Industries, Inc., a company engaged in the geophysical services industry, since July 1993 to July 1996; Chairman of the Board and Chief Executive Officer of
TGC Industries, Inc. from July 1986 to
July 1993. Prior to such time, President and Chief Executive Officer of the Company for more than five years.

Dr. Thomas Cantwell, 69                      1979         None
1978 to present, independent oil and gas consultant and personal investor;
September 1987 to present, President of
Technical Computer Graphics, Inc., a
software/hardware integrator in the
computer graphics field; October 1992 to present, Director of Discreet Logic, Inc., a software development company.

H. Douglas Schrock, 48                       1990         None
President of Smoker Craft, Inc., a
pleasure boat manufacturer, since 1978;
President of Earthway Products, Inc. a
gardening supplies manufacturer; and
President of Goshen Iron Metal Company,
a scrap and metal trader; Executive Vice
President of Goshen Sash and Door Company, a distributor of windows and doors;
Director of Society Bank of Indiana.

Rice M. Tilley, Jr., 60                      1981         None
Member of the law firm of Law, Snakard &
Gambill, a Professional Corporation, since
1965.

Rick L. Horn, 44                             1995         None
Vice President of Sales and Marketing of
Supreme Corporation since September 1994, a position held from May 1980 to January
1988; President and Chief Executive Officer of Iowa Mold Tooling Company, a manufacturer of truck mounted cranes from July 1991 to August 1994; President of Stahl - A Scott
Fetzer Company, a manufacturer of utility and service truck bodies from January 1988 to July 1991; and various sales and marketing positions with Holiday Rambler
Corporation, a recreational vehicle
manufacturer, from June 1975 to
January 1980.

             COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has an Executive Committee comprised of Dr. Cantwell and Messrs. Gardner, Barrett, and Kropf, an Audit Committee comprised of Messrs. Tilley, Schrock and Campbell, and a Stock Option Committee comprised of Dr. Cantwell and Messrs. Gardner and Barrett.

The Executive Committee, which met four times during the fiscal year ended December 31, 1996, is charged by the Company's bylaws with the responsibility of exercising such authority of the Board of Directors as is specifically delegated to it by the Board, subject to certain limitations contained in the bylaws.

The Audit Committee met twice during the fiscal year ended December 31, 1996. The purpose and functions of the Audit Committee are to recommend the appointment of independent auditors; review the scope of the audit proposed by the independent auditors; review year-end financial statements prior to issuance; consult with the independent auditors on matters relating to internal financial controls and procedures; and make appropriate reports and recommendations to the Board of Directors.

The Stock Option Committee met twice during the year. The Committee is responsible for awarding Stock Options to key employees or individuals who provide substantial advice or other assistance to the Company so that they will apply their best efforts for the benefit of the Company.

The Board of Directors does not have nominating or compensation committees.

During the fiscal year ended December 31, 1996, the Board of Directors held three special meetings in addition to its regular meeting. All of the Directors listed herein attended 75% or more of the total meetings of the Board and of the committees on which they serve.

                           EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services rendered during the last three fiscal years to the Company's chief executive officer and each of the most highly compensated executive officers of the Company whose cash compensation exceeds $100,000.


                         Summary Compensation Table

Name and              Annual Compensation     Long Term        All Other
Principal Position  Year  Salary $  Bonus $  Compensation  Compensation $ (4)
Herbert M.
Gardner (1)         1996 $ 108,000 $ 97,134        -               -
Chairman of the     1995   108,000   80,025        -               -
Board and President 1994    96,000   66,291        -               -

William J.
Barrett (1)         1996   108,000   97,134        -               -
Secretary and       1995   108,000   80,025        -               -
Assistant Treasurer 1994    96,000   66,291        -               -

Omer G. Kropf (2)   1996   210,000  432,193        -             6,070
Executive Vice      1995   210,000  421,000        -             4,576
President           1994   190,000  332,000        -             3,320

Robert W.
Wilson (3)          1996   104,000  100,000        -             3,702
Treasurer,          1995   100,000   90,000        -             2,236
Executive Vice      1994    94,016   80,000        -             1,064
President and
Chief Financial
Officer


(1) On January 1, 1993, the Company entered into three-year consulting agreements commencing on January 1, 1993 with Mr. Gardner and Mr. Barrett for financial and advisory consulting services. On September 22, 1994 the Board of Directors approved an amendment to the contracts so that on December 31st of each year the contracts will be extended for an additional year so as to have a term ending three years thereafter. The terms of the agreement call for Mr. Gardner and Mr. Barrett to receive annual consulting fees of $84,000 in 1993, $96,000 in 1994 and $108,000 in 1995 and thereafter, plus a cash incentive performance fee in the amount of $36,000 if the pre-tax earnings of the Company exceed $2,000,000 plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

(2) On May 1, 1993, the Company entered into a five-year employment contract with Mr. Kropf through April 30, 1998. The terms of this agreement provide for a minimum base salary of $190,000 per year plus a bonus subject to approval by the Board of Directors, based upon the Company's pre-tax operating performance.

(3) On October 1, 1994 the Company entered into a three-year employment contract with Mr. Wilson through December 31, 1997. The terms of the agreement provide for a minimum base salary of $100,000 per year plus a bonus subject to approval by the Board of Directors, based upon the Company's pre-tax operating performance.

(4) Includes the Company's matching contribution to its Section 401 (k) Retirement Plan and payment of premiums for disability and life insurance coverage for the named executive.

                          Director Compensation

Outside directors, with the exception of Mr. Campbell who received $1,000 per month as an outside director, are paid $500 per regular board meeting attended and an additional $5,000 annually. Members of the Audit Committee, with the exception of Mr. Campbell, are paid $500 per meeting. Non-employee members of the Executive Committee are paid $2,000 per month. Each Director is reimbursed for out-of-pocket expenses incurred in attending Board or Committee meetings.

                   Option/SAR Grants in Last Fiscal Year

Messrs. Kropf and Wilson were granted 14,000 and 5,000 incentive stock options, respectively during the year, as set forth in the following table. There were no stock appreciation rights granted in the last fiscal year to any of the executive officers of the Company.



                                                               Potential
                       % of Total                           Realizable Value
                        Options                            at Assumed Annual
                        Granted     Exercise              Rates of Stock Price
                      to Employees   Price                  Appreciation for
             Options   in Fiscal      Per     Expiration       Option Term
Name (1)     Granted     Year        Share      Date          5%        10%
Omer G.
Kropf        14,000      28%        $7.125   May 1, 2001   $27,559    $60,898

Robert W.
Wilson        5,000      10%         7.125   May 1, 2001     9,842     21,750


(1) The options granted to Messrs: Kropf and Wilson were granted under the terms of the Company's 1992 Stock Option Plan. The options were granted May 2, 1996 and are exercisable as follows: up to one-third in the second year following the date of grant, up to two-thirds in the third year following the date of grant and in the fourth year following the date of grant all options may be exercised until expiration date.

            Aggregate Option/SAR Exercises in Last Fiscal Year
                  and Fiscal Year-End Option/SAR Values

The following table sets forth certain information regarding the year-end value of Options held by the Company's executive officers during the fiscal year ended December 31, 1996. Mr. Wilson exercised 22,000 options during the year. No options were exercised by the Company's other executive officers during the year. There are no stock appreciation rights outstanding.


                                                                  Value of
                                              Number of          Unexercised
                                            Options at the     Options at the
                 Shares        Value          Year-End(1)        Year-End(1)
                Acquired      Realized       Exercisable/        Exercisalbe/
Name          On Exercise   At Exercise     Unexercisable       Unexercisable
Omer G. Kropf       -             -        27,500  14,000    $22,041      -

Robert W. Wilson  22,000      $137,250      5,500   5,000      4,408      -


(1) The value of outstanding options is based on the December 31, 1996 closing stock price which was $5.6875.

            The Board of Directors Report on Executive Compensation

The Company's compensation policy and annual compensation applicable to the Company's executive officers are the responsibility of the Board of Directors. Executive officers of the Company who are also members of the Board do not participate in setting their own compensation. The Board of Directors reviews the individual performance of each executive officer and the financial performance of the Company. The Board also takes into account salary levels, bonus plans, stock incentive plans and other compensation packages made available to executive officers of companies of similar size and nature. The Board of Directors considers the Company's compensation policy in light of Section 162(m) of the Internal Revenue Code of 1986 and related regulations regarding the deductibility of certain compensation. No executive has received compensation which is non-deductible under such Section; however, the Board of Directors may determine to pay compensation which is non-deductible in certain circumstances. In accordance with the above compensation policy, the Board of Directors has established certain compensation arrangements as set forth below.

The Board has approved Consulting Agreements between the Company and Mr. Herbert M. Gardner, Chairman of the Board and President of the Company, and Mr. William J. Barrett, Secretary and Assistant Treasurer of the Company. These Consulting Agreements went into effect January 1, 1993, and, as amended, continue through December 31, 1999. In consideration of services to be provided to the Company, the Consulting Agreements provide for each of Messrs. Gardner and Barrett to receive (in addition to certain fringe benefits): (1) a monthly fee of $7,000 during 1993, $8,000 during 1994, and $9,000 during 1995 and in each year thereafter (which monthly payments are to be offset by all other fees paid to Messrs. Gardner and Barrett, respectively, for serving as members of the Board of Directors and any committee of the Company and it's subsidiaries): and (2) if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

The Company's wholly-owned subsidiary, Supreme Corporation, has entered into an Employment Contract with Mr. Omer G. Kropf employing Mr. Kropf as President of Supreme Corporation (Mr. Kropf is also an Executive Vice President of the Company). The Employment Contract is for a term of five years beginning on May 1, 1993, and ending on April 30, 1998. In consideration of his services rendered as President of Supreme Corporation, the Employment Contract provides that Supreme Corporation will pay to Mr. Kropf (in addition to certain fringe benefits) a minimum base salary of $190,000 per year plus a pre-tax incentive bonus if earned under Supreme Corporation's Bonus Payment Plan. Under this Plan, an amount equal to ten percent (10%) of Supreme Corporation's pre-tax profits is (subject to Board approval) placed into a bonus pool which is then allocated among, and is distributed to, Supreme Corporation's key executives. The allocation of such bonus pool is approved by the Board of Directors based upon an analysis of the contributions of key executives to the Company's financial performance and a consideration of Management's recommendation as to an appropriate allocation to reward such contributions. Supreme Corporation's significantly increased pre-tax earnings during 1995 resulted in bonus payments to Mr. Kropf of $432,193 in 1996.

The Company's wholly-owned subsidiary, Supreme Corporation, has also entered into an Employment Contract with Mr. Robert W. Wilson employing Mr. Wilson as Vice President of Finance, Treasurer and Assistant Secretary of Supreme Corporation (Mr. Wilson is also Executive Vice President, Treasurer and Chief Financial Officer of the Company). The Employment Contract is for a term of 3 years and 3 months beginning October 1, 1994 and ending December 31, 1997. In consideration of his services rendered as Executive Vice President, Treasurer and Chief Financial Officer of the Corporation, the Employment Contract provides that Supreme Corporation will pay to Mr. Wilson (in addition to certain fringe benefits) a minimum base salary of $100,000 per year plus a pre-tax incentive bonus if earned under Supreme Corporation's Bonus Payment Plan described in the preceding paragraph. Supreme Corporation's significantly increased pre-tax earnings during 1995 resulted in a bonus payment to Mr. Wilson of $100,000 in 1996.


                           The Board of Directors

           William J. Barrett                 Omer G. Kropf
           Robert J. Campbell                 H. Douglas Schrock
           Thomas Cantwell                    Rice M. Tilley, Jr.
           Herbert M. Gardner                 Robert W. Wilson
                                              Rick L. Horn


                           Stock Option Plans

1992 Stock Option Plan

On April 7, 1992, the Company's Board of Directors approved and adopted, subject to shareholder approval, the Company's 1992 Stock Option Plan. The plan was approved by the shareholders at the annual meeting held on June 11, 1992. The following paragraphs summarize certain provisions of the 1992 Stock Option Plan and are qualified in their entirety by reference thereto. The 1992 Stock Option Plan provides for the granting of options (collectively, the "1992 Options") to purchase shares of the Company's
Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates. The 1992 Stock Option Plan authorizes the granting of options to acquire up to 330,000 (adjusted for the 10% stock dividend) shares of Class A Common Stock, subject to certain adjustments described below. Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 1992 Stock Option Plan. At the present time, there are approximately 40 employees of the Company, including 16 officers of the Company (5 of whom are also directors), who, in management's opinion, would be considered eligible to receive grants under the 1992 Stock Option Plan, although fewer employees may actually receive grants. At December 31, 1996, 194,430 options were outstanding under this plan, of which 138,930 were exercisable.

Authority to administer the 1992 Stock Option Plan has been delegated to a committee (the "Committee") of the Board of Directors. Except as expressly provided by the 1992 Stock Option Plan, the Committee has the authority, in its discretion, to award 1992 Options and to determine the terms and conditions (which need not be identical) of such 1992 Options, including the persons to whom, and the time or times at which, 1992 Options will be awarded, the number of 1992 Options to be awarded to each such person, the exercise price of any such 1992 Options, and the form, terms and provisions of any agreement pursuant to which such 1992 Options will be awarded. The 1992 Stock Option Plan also provides that the Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 1992 Option in connection with the exercise thereof. Subject to the limitation set forth below, the exercise price of the shares of stock covered by each 1992 Option will be determined by the Committee on the date of award.

Unless a Holder's option agreement provides otherwise, the following provisions will apply to exercises by the Holder of his or her option: No options may be exercised during the first twelve months following grant. During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised. Thereafter, and until the options expire, the optionee may exercise options covering all of the shares. Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares. Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each incentive stock option ("ISO"), within the meaning of Sec. 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 1992 Option that is not an ISO ("NSO") will not be less than fifty percent (50%) of the fair market value of the stock on the date of award.

Payment for Class A Common Stock issued upon the exercise of a 1992 Option may be made in cash or, with the consent of the Committee, in whole shares of Class A Common Stock owned by the holder of the 1992 Option for at least six months prior to the date of exercise or, with the consent of the Committee, partly in cash and partly in such shares of Class A Common Stock. If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the Committee may issue to such holder a new 1992 Option for a number of shares equal to the number of shares delivered by such holder to pay the exercise price of the previous 1992 Option having an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of such exercise. A 1992 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

The duration of each 1992 Option will be for such period as the Committee determines at the time of award, but not for more than ten years from the date of the award in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of award, except that after the date of award, the Committee may accelerate the time or times at which a 1992 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 1992 Option, and the exercise price of each outstanding 1992 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change. Unless a holder's option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers of consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such holder's 1992 Options then outstanding to terminate, but such holder shall have the right, immediately prior to such transaction, to exercise such 1992 Options without regard to the period and installments of exercisable applicable pursuant to such holder's option agreement.

The 1992 Stock Option Plan will terminate on April 7, 2002, or on such earlier date as the Board of Directors may determine. Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 1992 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further shareholder approval, except that shareholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 1992 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 1992 Options, (c) decreases the price at which ISOs may be granted,
(d) removes the administration of the 1992 Stock Option Plan from the Committee, or (e) without the consent of the affected holder, causes the ISO's granted under the 1992 Stock Option Plan and outstanding at such time that satisfied the requirements of Sec. 422 of the Code to no longer to satisfy such requirements.

                       401 (k) Retirement Plan

The Company has a Section 401 (k) Retirement Plan (the "Retirement Plan") which offers employees tax advantages pursuant to Section 401 (k) of the Internal Revenue Code. During the year ended December 31, 1996, all of the employees of the Company and one of its subsidiaries (collectively, the "Employer") were eligible to participate in the Retirement Plan if they had reached the age of 21 and had been employed by the Employer for at least one full calendar year. Under the terms of the Retirement Plan, a participant may elect to defer up to 15% of his compensation. Through February 1994, the Company contributed ten cents on each dollar of the first 6% of compensation contributed by participants. On February 4, 1994, the Board of Directors approved an increase to fifteen cents on each dollar of the first 6% of compensation contributed by participants effective March 1, 1994. Payments are made by the Company and the Participants, the latter by means of a payroll deduction program. Within specified limits, a participant has the right to direct his or her savings into certain kinds of investments. The total aggregate amount of the Company's contribution for Messrs. Kropf and Wilson was $1,425 respectively, and for all executive officers as a group was $2,850.

                        Stock Price Performance

The following Stock Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Class A Common Stock, (2) the American Stock Exchange Market Value Index, and (3) the common stock of the peer group of companies comprising the Dow Jones - Transportation Equipment Sector. The Transportation Equipment Sector is principally comprised of manufacturers of rail cars, buses and commercial land vehicles, including trucks and truck parts. The year-end values of each investment are based on share price appreciation and the reinvestment of dividends. The stock price performance shown below is not necessarily indicative of future performance.


              Comparison of 5-Year Comulative Total Return

Performance Table for Supreme Industries, Inc.

                   12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96
Supreme
Industries, Inc.     $100      $485      $692      $738     $1,134     $770

Dow Jones-
Transportation
Equipment Sector     $100      $127      $136      $114       $109     $141

American Stock
Exchange Market
Value Index          $100      $101      $121      $110       $139     $148


                    Transactions With Management

As part of its original acquisition on January 19, 1984, of the specialized truck body manufacturing business now being operated by it, Supreme Corporation acquired an option to purchase certain real estate and improvements, at its Goshen, Indiana, and Griffin, Georgia facilities, leased to it by lessors controlled by the sellers of such business (one of whom is Omer G. Kropf). The option agreement provided that the option would expire on January 8, 1989, and that, prior to that time, it could be assigned to either or both of William J. Barrett and Herbert M. Gardner, members of the Company's Board of Directors.

On July 25, 1988, Supreme Corporation assigned the option (with the consent of the grantors of the option) to a limited partnership (the "Partnership"). The general partner of the Partnership is Supreme Corporation, and the limited partnership interests therein are owned (directly or indirectly) by individuals including Mr. Barrett, Mr. Gardner, Mr. Kropf, Dr. Cantwell, and Mr. Campbell, all of whom are members of the Company's Board of Directors.

In a transaction consummated on July 25, 1988, the Partnership exercised the option and purchased all of the subject real estate and improvements. Also on July 25, 1988, the Partnership and Supreme Corporation entered into new leases covering Supreme facilities in Goshen, Indiana and Griffin, Georgia at initial rental rates equivalent to those paid pursuant to the lease agreements with the prior lessors. The leases granted to Supreme Corporation certain options to purchase the properties for an aggregate initial price of $2,765,000 (subject to increases after the first year based upon increases in the Consumer Price Index). During the current fiscal year ending December 31, 1996, Supreme Corporation is obligated to pay approximately $474,000 in minimum annual lease payments to the Partnership.

In order to carry out the purchase of the subject real estate and improvements, the Partnership borrowed from a bank $2,363,000 collateralized by mortgages on such real estate, a security interest in specified personal properties, and the assignments of the leases. The initial capital contribution of the Partnership's limited partners covered the balance of the purchase price.

Messrs. Gardner and Barrett, who are members of the Company's Board of Directors, are also directors of Shelter Components Corporation ("Shelter"). The Company's Subsidiary, Supreme Corporation, purchases materials and supplies from Shelter in the ordinary course of business. During the year ended December 31, 1996, the Company's subsidiary purchased from Shelter materials and supplies having an aggregate purchase price of approximately $834,727, and such purchases were without special terms or conditions. In addition, as of December 31, 1996, Messrs. Gardner and Barrett owned, in the aggregate, approximately 3% of the outstanding stock of Shelter.

Mr. Kropf, Executive Vice President and Director of the Company, is also President of Ideal Transportation and secretary-treasurer of Quality Transportation. In addition, Mr. Kropf is the sole shareholder of both Ideal and Quality Transportation. The Company's Subsidiary, Supreme Corporation, purchases delivery services form Quality and Ideal in the ordinary course of business. During the year ended December 31, 1996, Supreme Corporation purchased $1,289,000 and $32,000 from Quality and
Ideal, respectively. All purchases were without special terms or conditions and were as favorable as those that the Company could have obtained from non affiliated third parties.

                    INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Coopers & Lybrand L.L.P. to serve as auditors for the Company during the ensuing year. The Firm of Coopers & Lybrand L.L.P. has served as auditors for the Company since October 1990.
It is expected that a representative of Coopers & Lybrand L.L.P. will be present at the shareholders' meeting with the opportunity to make a statement if he desires to do so and also will be available to respond to appropriate questions at the meeting.

The Company's Board of Directors recommends that you vote FOR ratification of the selection of Coopers & Lybrand L.L.P. as the Company's auditors for the fiscal year ending December 31, 1997.

                              OTHER MATTERS

The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

                         SHAREHOLDER PROPOSALS

A shareholder proposal intended to be presented at the Company's Annual Meeting of Shareholders in 1998 must be received by the Company at its principal executive offices in Goshen, Indiana, on or before December 1, 1997 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                        FINANCIAL STATEMENTS

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, is enclosed herewith.

A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K WILL BE MADE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE TREASURER, SUPREME INDUSTRIES, INC., P.O. BOX 237, 65140 U.S. 33 EAST, GOSHEN, INDIANA 46526


                                        By Order of the Board of Directors


Goshen, Indiana
March 15, 1997	                         William J. Barrett

                      CLASS A COMMON STOCK PROXY
                       SUPREME INDUSTRIES, INC.
          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 29, 1997

The undersigned hereby appoint(s) Robert W. Wilson, Herbert M. Gardner and Rice M. Tilley, Jr., or any of them, each with full power of substitution, as proxies, to vote all Class A Common Stock in Supreme Industries, Inc. which the undersigned would be entitled to vote on all matters which may come before the 1997 Annual Meeting of Shareholders of the Company and any adjournments thereof.

(TO BE SIGNED ON REVERSE SIDE)

   Please mark your
X  votes as in this
   example.                 1 10029000006                 2302 0033000000 1

  	001-000094

The Board of Directors recommends a vote FOR each of the following items:

1.  Election of  Directors:
___ For all nominees   ___ Withhold authority   Nominees:  H. Douglas Schrock
    listed at right        to vote for the                 Rice M. Tilley, Jr.
    except as marked       nominees listed at              Rick L. Horn
    to the contrary        right
    below

INSTRUCTIONS:  To withhold authority to vote for
               any individual nominee, vote for
               all nominees and write that nominee's
               name on the line below

               ---------------------------------

2.  RATIFICATION OF SELECTION      ___ FOR  ___ AGAINST  ___ ABSTAIN
    OF COOPERS & LYBRAND L.L.P.
    AS INDEPENDENT AUDITORS.

    RETURNED PROXY CARDS WHEN PROPERLY EXECUTED WILL BE VOTED:
    (1) AS SPECIFIED ON THE MATTER(S) LISTED ABOVE; (2) IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS WHERE A CHOICE IS NOT SPECIFIED; AND
    (3) IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

    PLEASE DATE AND SIGN AS SHOWN HERE AND MAIL PROMPTLY IN THE
    ENCLOSED ENVELOPE.


SIGNATRUE(S)  _______________________	  DATE  _________________
Note: Executors, trustees, and others signing in a representative capacity should indicate their names and capacity in which they sign.